Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated May 13, 2014, in this Registration Statement (Form S-6 No. 333-194807) of Smart Trust, NASDAQ International Dividend Achievers Index Trust, Series 2.

/s/ Grant Th ornton LLP

Grant Thornton LLP

Chicago, Illinois

May 13, 2014